FOUNDERS FUNDS, INC.

                             ARTICLES SUPPLEMENTARY

      FOUNDERS FUNDS, INC., a Maryland corporation registered as an open-end investment company under the Investment Company Act of 1940 and having its registered office in Baltimore, Maryland (hereinafter called the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

      FIRST: The aggregate number of shares of stock of all classes which the Corporation has authority to issue is one billion (1,000,000,000) shares of the Corporation's common stock ("Common Stock"). The Corporation's shares of Common Stock have a par value of $0.01 per share. The aggregate par value of the Corporation's one billion authorized shares of Common Stock is ten million dollars ($10,000,000).

      SECOND: The board of directors of the Corporation, by action taken at a regularly scheduled board meeting held on March 4, 1996, reclassified and reallocated shares of the Corporation's Common Stock among each of its series effective March 4, 1996, as follows:

                                    Previous Share          Adjusted Share
                                    Allocation              Allocation
      Fund                          (In Thousands)          (In Thousands)
      ----                          --------------          --------------
      Discovery                         40,000                  40,000
      Frontier                          40,000                  40,000
      Passport                          20,000                  30,000
      Special                          150,000                 150,000
      International Equity              20,000                  20,000
      Worldwide Growth                  20,000                  40,000
      Growth                           100,000                 125,000
      Blue Chip                        110,000                 100,000
      Balanced                          30,000                  35,000
      Government Securities             30,000                  20,000
      Money Market                     440,000                 400,000
                                    ----------              ----------
      TOTAL                          1,000,000               1,000,000
                                    ==========              ==========

      THIRD:  A  description  of the  shares so  reclassified  with the  powers,
preferences,  and  participating,   voting  or  other  special  rights  and  the
qualifications, restrictions and limitations thereof, are as follows:

      (a)  All  shares  of  Common  Stock  shall  have  the  following   powers,
preferences  and   participating,   voting  or  other  special  rights  and  the
qualifications, restrictions and limitations thereof shall be as follows:

            (1) All consideration received by the Corporation for the issue of the shares of Common Stock, together with all income, earnings, profits and proceeds thereof, including any proceeds derived from the sale, exchange or liquidation thereof, and any funds or payments derived from any reinvestment of such proceeds in whatever form the same may be, shall irrevocably belong to the class of shares of that series with respect to which such assets, payments or funds were received by the Corporation for all purposes, subject only to the rights of creditors, and shall be so handled in the records of the Corporation. Such assets, income, earnings, profits and proceeds thereof, including any proceeds derived from the sale, exchange or liquidation thereof, and any assets derived from any reinvestment of such proceeds, in whatever form the same may be, are herein referred to as "assets belonging to" the class of each series of shares.

            (2) The assets belonging to the class of each series of shares shall be charged with the liabilities, including the redemption of shares, in respect of such class and shall also be charged with their share of the general liabilities of the Corporation, in proportion to the net asset value of the class of such series determined as hereinafter provided. The determination of the board of directors shall be conclusive as to the amount of liabilities, including accrued expenses and reserves, as to the allocation of the same to a given class, and as to whether the same or general assets of the Corporation are allocable to one or more classes.

            (3) The net asset value per share of the class of each series shall be determined in accordance with Article FIFTH, Paragraph (5) of the Corporation's Articles of Incorporation, as amended, by separately computing the assets belonging to such class less the liabilities applicable to that class, allocating any general assets and general liabilities to that class, and dividing the net result of the number of shares of common stock of that class outstanding.

            (4) Dividends or distributions on the class of each series of shares, whether payable in stock or cash, shall be paid only out of earnings, surplus or other lawfully available assets belonging to such class.

            (5) In the event of the liquidation or dissolution of the Corporation, stockholders of shares of each series shall be entitled to receive, as a class, out of the assets of the Corporation available for distribution to stockholders, but other than general assets, the assets belonging to such class. The assets so distributable to the stockholders of any class shall be distributed among such stockholders in proportion to the number of shares of such class held by them and recorded in the records of the Corporation.

            (6) The provisions of Article FIFTH, Paragraphs (1) through (5) of the Corporation's Articles of Incorporation, as amended, shall apply to the holders of shares of each class as may be issued from time to time and the assets belonging to such class.

      (b) Except as otherwise may be provided in the Corporation's Articles of Incorporation, the holders of shares of each series shall have the same powers, preferences and participating, voting or other special rights and the qualifications, restrictions and limitations thereof as the holders of any other series of the Corporation's Common Shares, as that term is used in the Corporation's Articles of Incorporation, as amended.

      FOURTH: Shares of each series have been duly reclassified by the board of directors pursuant to authority and power contained in the Articles of Incorporation of the Corporation, as heretofore amended.

      FIFTH: The Corporation is registered as an open-end management investment company under the Investment Company Act of 1940.

      SIXTH: The total number of shares of Common Stock that the Corporation has authority to issue has been reclassified and reallocated as indicated herein by the board of directors in accordance with Section 2-105(c) of the Maryland General Corporation Law.

      IN WITNESS WHEREOF, FOUNDERS FUNDS, INC. has caused these presents to be signed in its name and on its behalf by its duly authorized officers who acknowledge that these Articles Supplementary are the act of the Corporation and that, to the best of their knowledge, all matters and facts set forth therein are true in all material respects under penalties of perjury.

                              FOUNDERS FUNDS, INC.

                               /s/ Bjorn K. Borgen
                              ----------------------------
                              Bjorn K. Borgen, President

ATTEST:

/s/ David L. Ray
----------------------
David L. Ray, Secretary